Exhibit 10.29
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) is made between MeridianLink, Inc., a Delaware corporation (including its successors and assigns, the “Company”), and Christopher Maloof (the “Executive”) and is effective as of June 15, 2022 (the “Effective Date”). Except with respect to the Restrictive Covenants Obligations, the Continuing Obligations, and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the Employment Agreement between the Executive, Project Angel Parent LLC and the Company (the “Prior Agreement”) and (ii) any offer letter, employment agreement or severance agreement.
WHEREAS, prior to the Effective Date, the Executive was the Company’s Chief Product Officer and employed pursuant to the terms of the Prior Agreement.
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.
WHEREAS, the Executive agrees that nothing herein or otherwise constitutes Good Reason, or a termination of employment, for purposes of the Prior Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
(a)Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company will continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
(b)Position and Duties. The Executive shall serve as the President, Go To Market and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”). The Executive’s principal place of employment shall be in the vicinity of Costa Mesa, California, and the Executive understands and agrees that the Executive shall be required to travel from time to time for business purposes. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Company’s Board of Directors, as applicable, (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of the Executive’s duties to the Company. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

2.Compensation and Related Matters.
(a)Base Salary. The Executive’s initial base salary shall be paid at the rate of $486,000 per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.
(b)Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be seventy-five percent (75%) of the Executive’s Base Salary (the “Target Bonus”). The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee. Except as otherwise provided herein, to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.
(c)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
(d)Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(e)Paid Time Off. The Executive shall be entitled to take paid time off in the Executive’s reasonable discretion and in accordance with the Company’s applicable non-accrual paid time off policy for executives, as may be in effect from time to time.
(f)Equity. Subject to approval by the Board in its sole discretion, the Executive will receive an equity grant under the MeridianLink, Inc. 2021 Stock Option and Incentive Plan in an amount equivalent to $3,859,000 (the “Equity Grant”), and the Equity Grant will consist of 25% stock options and 75% restricted stock units that will vest over four (4) years. The Equity Grant and all other equity awards held by the Executive shall be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) containing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 6(a)(ii) of this Agreement shall apply in the event of a termination by the Company without Cause or by the Executive for Good Reason in either event within the Change in Control Period (as such terms are defined below); provided, further, notwithstanding anything to the contrary in the Equity Documents, all restricted stock awards, stock options and other stock-based awards subject to vesting that were granted to the Executive pursuant to the Equity Documents prior to the Effective Date of the Prior Agreement will immediately accelerate and become fully exercisable or nonforfeitable in the event of a Change in Control (as defined below) during the Executive’s employment with the Company.
3.Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon death.

(b)Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of six (6) consecutive months in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the, as applicable, Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:
(i)conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including (A) willful failure or refusal to perform material responsibilities that have been requested by the CEO; (B) dishonesty to the CEO with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
(ii)the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
(iii)any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;
(iv)continued non-performance by the Executive of substantially all of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO;
(v)a willful breach by the Executive of any of the provisions contained in Section 8 of this Agreement or the Restrictive Covenants Obligations (as defined below);
(vi)a material violation by the Executive of any of the Company’s written employment policies; or
(vii)the Executive’s failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(d)Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):
(i)a material diminution in the Executive’s responsibilities, authority or duties (including without limitation, and for the avoidance of doubt, if during a Change in Control Period the Executive (i) no longer has at least the same or greater scope of responsibilities, authority, or duties as compared to the Executive’s responsibilities, authority, or duties to the Company’s operations prior to the Change in Control Period, (ii) no longer reports to the same or equivalent job title as the Executive reported to prior to the Change in Control Period, which materially reduces the Executive’s responsibilities, authority, or duties to the Company’s operations, or (iii) is assigned any duties materially inconsistent with the Executive’s status or role as President, Go To Market to the Company’s operations prior to the Change in Control Period);
(ii)a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company, or a failure by the Company to make any payment of compensation when due to the Executive;
(iii)a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least twenty-five (25) miles of driving distance to such location from the Executive’s principal residence as of such change; or
(iv)a material breach of this Agreement by the Company.
The “Good Reason Process” consists of the following steps:
(i)the Executive reasonably determines in good faith that a Good Reason Condition has occurred;
(ii)the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;
(iii)the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
(iv)notwithstanding such efforts, the Good Reason Condition continues to exist; and

(v)the Executive terminates employment within 60 days after the end of the Cure Period.
If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).
4.Notice and Date of Termination.
(a)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other parties hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
5.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), each outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which, if and as applicable, shall include a seven (7) day revocation period:
(a)the Company shall pay the Executive an amount equal to the sum of (i) twelve (12) months of the Executive’s Base Salary, (ii) the amount of any bonus earned in the fiscal year ending prior to the Date of Termination to the extent not previously paid and that would have been paid if the Executive’s employment had not been terminated, and (iii) a pro-rated amount (pro-rated based on the number of days elapsed during the fiscal year in which the Executive’s Date of Termination occurs) of the Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs ((i), (ii) and (iii) collectively, the “Severance Amount”); and
(b)subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
The amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
6.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within either 3 months before or 12 months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after a Change in Control Period.
(a)if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:
(i)the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (i) eighteen (18) months of the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in

Control, if higher) and (ii) the amount of any bonus earned in the fiscal year ending prior to the Date of Termination to the extent not previously paid and that would have been paid if the Executive’s employment had not been terminated ((i) and (ii) collectively, the “Change in Control Payment”); and
(ii)notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all restricted stock awards, stock options and other stock-based awards subject to vesting that were or are granted immediately on or at any time following the “Effective Date” as defined in the Prior Agreement held by the Executive including without limitation the Equity Option as defined above in this Agreement (collectively, the “Unvested Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the Effective Date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Unvested Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Unvested Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and
(iii)subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the eighteen (18) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.
The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.
(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)Definitions. For purposes of this Section 6, the following terms shall have the following meanings:
“Change in Control” shall mean any of the following: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity (or group of persons or entities acting in concert), other than Thoma Bravo, LLC and its investment funds and affiliates (collectively, “TB”), (ii) a merger, reorganization or consolidation pursuant to which an unrelated person or entity (or group of persons or entities acting in concert), other than TB, acquires shares of capital stock of the Company (y) possessing the voting power to elect a majority of the Board or (z) representing more than fifty percent (50%) of the issued and outstanding shares of capital stock of the Company, (iii) the sale of more than fifty percent (50%) of the issued and outstanding shares of capital stock of the Company to an unrelated person or entity (or group of persons or entities acting in concert), other than TB, or (iv) any other transaction other than a Public Sale (as hereinafter defined) in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not, directly or indirectly, own at least a majority of the outstanding voting power of the Company or any successor entity (or its ultimate parent, if applicable) immediately following completion of the transaction other than as a result of the acquisition of securities directly from the Company, excluding, in the case of each of clauses (ii), (iii) and (iv), the issuance of securities by the Company in a financing transaction approved by the Board. “Public Sale” means any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.
7.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.Continuing Obligations.
(a)Restrictive Covenants Obligations. Notwithstanding that the Prior Agreement is superseded, the Executive’s confidentiality, assignment of inventions, non-competition, non-solicitation, and non-disparagement obligations that were attached as Exhibit A to the Prior Agreement (collectively, the “Restrictive Covenants Obligations”), and are attached hereto as Exhibit A, continue to be in full force and effect and are incorporated by reference herein; provided, however, and notwithstanding the foregoing, the non-competition and non-solicitation of customers and other Restricted Business Relation (as defined in the Restrictive Covenants Obligations) obligations will not be in effect following the end of the Executive’s employment. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Obligations and any other confidentiality, assignment of inventions, or other restrictive covenants obligations shall collectively be referred to as the “Continuing Obligations.”
(b)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).
(d)Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
(e)Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. Further, nothing contained in this Agreement or the Restrictive Covenants Obligations prevents the Executive from discussing or disclosing information about unlawful acts in the workplace such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Obligations for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreement, provided that the Restrictive Covenants Obligations, the Continuing Obligations, and the Equity Documents remain in full force and effect.
11.Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
12.Assignment. The parties to this Agreement may not make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Obligations) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement. This

Agreement shall inure to the benefit of and be binding upon the Executive, the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
13.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to (i) in the case of the Executive, at the last address the Executive has filed in writing with the Company; or (ii) in the case of the Company, at its main offices, attention of the Board.
17.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (other than the Executive).
18.Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.
19.Governing Law; Payments. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement effective on the “Effective Date.”

MERIDIANLINK, INC.

/s/
By: Nicolaas Vlok
Its: Chief Executive Officer

CHRISTOPHER MALOOF

/s/
Christopher Maloof

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Employment Agreement between MeridianLink, Inc., a Delaware corporation (including its successors and assigns, the “Company”), and Christopher Maloof (the “Executive”) effective as of June 15, 2022 (the “Employment Agreement”) is effective as of March 9, 2023. All capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Employment Agreement.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms and conditions of the Employment Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Employment Agreement as follows:

1.Section 6(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(c). Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

“Change in Control” shall mean “Sale Event,” as defined in the MeridianLink, Inc. 2021 Stock Option and Incentive Plan, as amended.”

2.Except as so amended, the Employment Agreement is in all other respects hereby confirmed.

3.This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MERIDIANLINK, INC.

By:	/s/
Name:
Title:

/s/
Christopher Maloof

[Signature Page to the Amendment No. 1 to the Employment Agreement]